Exhibit (a)(1)(F)

MAXIM INTEGRATED PRODUCTS, INC.

1996 STOCK INCENTIVE PLAN

NOTICE OF GRANT OF RESTRICTED STOCK UNITS

Unless otherwise defined herein, the terms defined in the 1996 Stock Incentive Plan (the “Plan”) will have the same defined meanings in this Notice of Grant of Restricted Stock Units (the “Notice of Grant”).

Grantee:

Address:

You have been granted the right to receive Restricted Stock Units, subject to the terms and conditions of the Plan, this Notice of Grant and the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”) as follows:

Grant Number

Date of Grant

Vesting Commencement Date

Total Number of Restricted Stock Units

Vesting Schedule:

[One-fourth (1/4th) (the “Standard Vesting Schedule”) / One-sixth (1/6th) (the “Minimum Value Vesting Schedule”)] (Select One of the Foregoing Alternatives) of the Restricted Stock Units will vest and be issued to Grantee in equal quarterly installments following the Vesting Commencement Date, subject to Grantee’s Continuous Status as an Employee, Director or Consultant through each relevant vesting date, as follows:

(i) if the Standard Vesting Schedule applies, the first 1/4th of the Restricted Stock Units will vest on May 15, 2006, another 1/4th will vest on August 15, 2006, another 1/4th will vest on November 15, 2006, and the final 1/4th will vest on February 15, 2007; and

(ii) if the Minimum Value Vesting Schedule applies, the first 1/6th of the Restricted Stock Units will vest on May 15, 2006, another 1/6th will vest on August 15, 2006, another 1/6th will vest on November 15, 2006, another 1/6th will vest on February 15, 2007, another 1/6th will vest on May 15, 2007, and the final 1/6th will vest on August 15, 2007.

In the event Grantee’s Continuous Status as an Employee, Director or Consultant ceases for any or no reason before Grantee vests in the right to acquire the Shares to be issued pursuant to the Restricted Stock Unit, the Restricted Stock Unit and Grantee’s right to acquire any Shares hereunder will immediately terminate.

By your signature and the signature of the Company’s representative below, you and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan and the Agreement, both of which are made a part of this document. You further agree to execute the attached Agreement as a condition to receiving any Restricted Stock Units under this Award.

GRANTEE:	MAXIM INTEGRATED PRODUCTS, INC.

Signature	By

Print Name	Title

EXHIBIT A

RESTRICTED STOCK UNIT AGREEMENT

1.    Grant. The Company hereby grants to Grantee under the Plan an Award of Restricted Stock Units, subject to all of the terms and conditions in the Notice of Grant, this Agreement and the Plan.

2.    Company’s Obligation to Pay. Each Restricted Stock Unit represents a value equal to the Fair Market Value of a Share on the date it becomes vested. Unless and until the Restricted Stock Units will have vested in the manner set forth in Sections 3 and 4, Grantee will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3.    Vesting Schedule. Subject to Section 4, the Restricted Stock Units awarded by this Agreement will vest in Grantee according to the vesting schedule set forth on the attached Notice of Grant, subject to Grantee’s Continuous Status as an Employee, Director or Consultant through each such date.

4.    Forfeiture upon Termination of Continuous Status as an Employee, Director or Consultant. Notwithstanding any contrary provision of this Agreement, if Grantee’s Continuous Status as an Employee, Director or Consultant ceases for any or no reason, the then-unvested Restricted Stock Units awarded by this Agreement will thereupon be forfeited at no cost to the Company and Grantee will have no further rights thereunder.

5.    Payment after Vesting. Any Restricted Stock Units that vest in accordance with Section 3 will be paid to Grantee (or in the event of Grantee’s death, to his or her estate) in whole Shares, subject to Grantee satisfying any applicable tax withholding obligations as set forth in Section 7.

6.    Payments after Death. Any distribution or delivery to be made to Grantee under this Agreement will, if Grantee is then deceased, be made to Grantee’s designated beneficiary, or if no beneficiary survives Grantee, the administrator or executor of Grantee’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7.    Withholding of Taxes. Notwithstanding any contrary provision of this Agreement, no certificate representing the Shares will be issued to Grantee, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Grantee with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such Shares so issuable. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Grantee to satisfy such tax withholding obligation, in whole or in part by one or more of the following (without limitation): (a) paying cash, (b) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum amount required to be withheld, (c) delivering to the Company already vested and owned Shares having a Fair Market Value equal to the amount required to be withheld, or (d) selling a sufficient number of such Shares otherwise deliverable to Grantee through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. If Grantee fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable Shares otherwise are scheduled to vest pursuant to Section 3, Grantee will permanently forfeit such Shares and the Shares will be returned to the Company at no cost to the Company.

9.    Rights as Stockholder. Neither Grantee nor any person claiming under or through Grantee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Grantee.

10.    No Effect on Service. Grantee acknowledges and agrees that the vesting of the Restricted Stock Units pursuant to Section 3 hereof is earned only by Grantee’s Continuous Status as an Employee, Director or Consultant through the applicable vesting dates (and not through the act of being hired or acquiring Shares hereunder). Grantee further acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of Grantee’s Continuous Status as an Employee, Director or Consultant for the vesting period, for any period, or at all, and will not interfere with the Grantee’s right or the right of the Company to terminate Grantee’s Continuous Status as an Employee, Director or Consultant at any time, with or without cause.

11.    Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of Stock Administration at Maxim Integrated Products, Inc., 120 San Gabriel Drive, Sunnyvale, CA 94086, or at such other address as the Company may hereafter designate in writing.

12.    Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

13.    Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

14.    Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of shares to Grantee (or his estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

15.    Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

16.    Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Grantee, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

17.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

18.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

19.    Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

20.    Governing Law. This Award Agreement shall be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Restricted Stock Units or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award of Restricted Stock Units is made and/or to be performed.

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By Grantee’s signature below, Grantee represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Agreement subject to all of the terms and provisions thereof. Grantee has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement. Grantee agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Agreement. Grantee further agrees to notify the Company upon any change in the residence indicated in the Notice of Grant of Restricted Stock Units.

GRANTEE:	MAXIM INTEGRATED PRODUCTS, INC.

Signature	By

Print Name	Title

Date:	Date: